                                  HELEN OF TROY


                               HOSTS: Gerald Rubin
                                      Russell Gibson
                                      Robert Spear


                               DATE: May 13, 2003


                              TIME: 11:00 a.m. EST

         Operator: Good morning and welcome, ladies and gentlemen to the Helen of Troy's fourth quarter and year-end earnings conference call. At this time I would like to inform you that this conference is being recorded for re-broadcast and that all participants are in a listen only mode. At the request of the Company we will open up the conference for questions and answers after the presentation. Our speakers for this morning's conference call are Mr. Gerald Rubin, Chairman, Chief Executive Officer and President, Russell Gibson, Senior Vice President and Chief Financial Officer and Robert Spear, Senior Vice President and Chief Information Officer. I will now turn the conference over to Mr. Robert Spear. Please go ahead sir.

         Robert Spear: Good morning everyone and welcome to Helen of Troy's fiscal year 2003 fourth quarter and year-end earnings conference call. The agenda for this morning's conference call will be as follows. We'll have a brief forward-looking statements review followed by Mr. Rubin. He will discuss our fourth quarter earnings release and the related results of operations for Helen of Troy followed by a financial review of our income statement and balance sheet for the quarter by Russell Gibson, our Chief Financial Officer. And finally we'll open up for questions and answers for those of you with further questions.

         First, the Safe Harbor Statement: this conference call may contain certain forward-looking statements that are based on management's certain expectations with respect to future events for financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally the words "anticipate, believe or expect" and other similar words identify forward-looking statements. The Company cautions listeners to not place undue reliance on the forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that cause actual results to differ from those anticipated are described in the Company's Form 10K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2002.

         Before I turn the conference call over to our Chairman, Mr. Rubin, I'd also like to inform everybody that a copy of today's earnings release has been posted to our Web site at www.hotus.com as well as all our historical press releases for the past two years. The release can be accessed by selecting the Investor Relations tab on our home page and then the News tab. I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

         Gerald Rubin: Thank you, Bob. Good morning, everyone. Today Helen of Troy reported record sales and earnings for the fourth quarter and for the year ended February 28, 2003. Fourth quarter sales increased to $102 million from 101 million in the same period of the prior year. Net income for the quarter was 6,500,000 or 22 cents per diluted share compared with 4,354,000 or 15 cents per diluted share for the same period a year earlier, an increase in net income of 48 percent. Net sales for the twelve months climbed
2.6 percent to a record 459 million in fiscal 2003 versus 447 million in fiscal 2002. Net income rose to a record 38,716,000 or 33 percent higher than the 29,215,000 reported in fiscal in fiscal 2002. Net income per diluted share increased 31 percent to a record $1.31 in fiscal 2003 compared to a $1.00 per diluted share in fiscal 2002.

         We are very pleased with our record results for the fourth quarter and our year ended February 28th, 2003. We are encouraged that our business has been able to achieve very positive results in a quarter impacted by difficult weather, winter weather conditions and a worldwide retail shopping slowdown. The fourth quarter is traditionally one of the Company's slowest selling quarters so we are pleased with our strong results. We anticipate the retail environment will continue to be challenging for the foreseeable future but we will not relax from our commitment to meet the needs of our retail partners and the end consumer.

         Total sales for the fourth quarter were $102 million as I mentioned before, up slightly from the prior year of 101 million. Quarterly sales of the Company, exclusive of our Tactica segment, increased 22 percent to 89.7 million. This growth was led primarily from sales of the six brands that we acquired last year from Procter & Gamble, which was during our third quarter. Excluding the sales of the six newly acquired brands and the Tactica sales Helen of Troy's core business sales increased 9.7 percent. Fourth quarter Tactica's sales were 12.6 million and international sales contributed 8 million. Brands leading the sales increase in our North American segment this past quarter were our Vidal Sassoon brand, our Doctor Scholl's brand and our Wave Rage, a special line that we make especially for teenagers. Our professional distribution channel continued to contribute double-digit growth led by our Hot Tools and Wigo brands and sales of the UK and France led our growth in our international segment.

         Based on our solid performance for fiscal 2003, we expect sales for fiscal 2004 ending February 29, 2004 to be in the range of 500 million to 515 million or approximately 9 to 12 percent above the prior year sales of 459 million. Fiscal 2004 first quarter earnings are expected to be 24 to 25 cents per diluted share, an increase of 9 to 14 percent from last year's first quarter earnings per share of 22 cents per diluted share. The full year earnings per share for fiscal year 2004 are anticipated to be in the range of $1.45 to $1.50, an increase of 11 to 15 percent above the prior year's $1.31. Sales have increased 33 of the past 36 quarters with net income increasing in 32 of these 36 quarters demonstrating consistent financial performance over the past nine years.

         Next year sales are expected to surpass 500 million for the first time in the Company's 35-year history. Based on the momentum we have experienced over the past year and our expectation for the momentum to continue through the current year we are anticipating fiscal 2004 to be another record year in both sales and earnings. We are also very pleased to announce that the Tactica division has acquired the Singer trademark for North America, US and Canada to manufacture and distribute floor care products. Based on this new license for Tactica from Singer and the new products that are being put into their pipeline we are very optimistic that Tactica will have increased sales and profits for this coming year along with Helen of Troy's increase in sales and profit.

         I also would like to thank the management of Helen of Troy who did a tremendous job in increasing sales and profits in difficult times in the economy and where so many companies who compete in the houseware industries are reporting losses. I now would like to turn this call over to Russell Gibson, our CFO, for the financial review.

         Russell Gibson: Thank you, Jerry, and good morning everyone. Needless to say we're all very pleased with our operating performance for the fourth quarter as well as for the entire year. Our fourth quarter sales grew to $102.3 million against $101.5 million or a modest 1 percent growth rate. However, more importantly as Jerry pointed our net earnings increased by 48 percent. We grew our net earnings to
6.5 million from 4.4 million, roughly a $2.1 million increase. And most notable is that our improvement in our operating income for the fourth quarter also grew by 42.3 percent going from 6.8 million to 9.7 million or a $2.9 million increase. A key to the improved performance is simply better margins on slightly higher sales while controlling and in some cases reducing our SG&A expenses. Our fourth quarter net sales exclusive of Tactica as Jerry reported were 89.7 million compared to last year's 73.2 million or a 22.4 percent increase or in dollars a $16.4 million increase. This portion of the business this year represents 88 percent of our consolidated sales whereas last year it represented 72 percent.

         The growth rate and the growth in sales exclusive of Tactica is largely attributable to two broad categories. As I mentioned the growth exclusive of Tactica was $16.4 million. $9.3 million of that growth is attributable to the six brands that were acquired from Procter & Gamble. If you recall during the late end of the third quarter we acquired six brands from Procter & Gamble and those brands include Sea Breeze, Vitalis, Ammens, Final Net, 3 in 1 Conditioner and Vitapoint. Rounding out the growth of the $16.4 million is growth in our core products, which was $7.1 million.

         The growth in those areas was as Jerry had indicated largely in our Vidal Sassoon, Dr. Scholl's and Wave Rage line of products. We also experienced increased sales in our Hot Tools and Wigo brands that were sold to our professional distribution channel and finally we had increases in our international segment. Those increases were largely in the UK and France and were offset in part by decreases in our Latin and South America regions. Also contributing to the growth in our international sales has been the strengthening of the British pound and the Euro against the dollar.

         Partially offsetting our sales growth in the fourth quarter was a decline in Tactica sales. Tactica's net sales for the fourth quarter of 2003 were 12,629,000 against last year's fourth quarter of 28,232,000. The decline was largely due to the reduction of sales of the Epil-Stop products that were such a large part of sales last year and secondly, a general softness of demand for products sold through the television infomercial. We also experienced delivery difficulties in Tactica from the trailing effects of the West Coast dock strike last fall.

         Our gross profit margin for the fourth quarter was $45,193,000 or 44.2 percent of net sales. This compares to $46,709,000 or 46.0 percent of net sales last year. The reduction is due to the heavier influence of our North American and international segments to the consolidated group. As I mentioned it grew from 72 percent to 88 percent this year and, in fact, those two segments combined showed an increase in our gross profit margin of 7.3 percentage points. And that's the result of lower production costs, a mix of sales to more profitable newly introduced products, the contributions by the newly acquired brands from Procter & Gamble and then the benefit of the strengthening of foreign currencies against the dollar.

         Our SG&A expense for the fourth quarter decreased in both absolute dollars and as a percent of sales. SG&A expense for the fourth quarter of this year was $35,493,000 or 34.7 percent of sales against last year's $39,891,000 or
39.3 percent of sales. The reduction is largely due to reduced advertising at Tactica, eliminations of goodwill amortization of approximately $500,000. As you recall from previous quarterly conference calls we've discussed the elimination of goodwill amortization beginning this year.

         We also experienced during the fourth quarter currency exchange gains of $600,000 and all this was offset in part by increases in our cooperative advertising, our incentive compensation and warehousing costs due to increased sales volume in our North American and international segments. As I stated earlier our operating income improved overall to 9.5 percent of sales against
6.7 percent the same quarter last year. This was offset in part by an operating loss at Tactica of 3.1 million caused by the reduced sales and gross profit margins. Our overall effective income tax rate reduced from 31.6 percent last year to 25.2 percent largely due to the increased income produced by our North American and international segments, which carried lower tax rates.

         That brings our annual sales volume to $458,825,000 against $447,319,000 last year or a 2.6 percent increase. Again I want to point out that our operating income improved significantly not only in the quarter but as well as for the year. Operating income for the year improved to $52,859,000 or 11.5 percent of sales against 41.7 million last year or 9.3 percent of sales.

         Moving to the balance sheet, our financial position continues to remain very strong. During 2003 we generated 44 million in cash from operating activities and closed the year with 47.8 million in cash compared to $64.3 million last year. I'll point out that the reduction is due primarily to the use of approximately $67 million for the acquisition of the six brands from Procter & Gamble, advanced payments of royalties for one of our major license agreements, the purchase of the Mississippi warehouse just recently and other capital expenditures.

         Our receivables decreased by $8 million or 11.3 percent compared to last year against this modest increase in sales that we talked about for the fourth quarter. DSOs, day sales outstanding, decreased from 57 days to 49 days. Inventories increased to $11.7 million or 11.7 percent and sales at Helen of

Troy, core business sales, increased 9.7 percent and this inventory level also helps us and postures us for our planned increase sales in the future. We have no short-term debt outstanding and our debt to equity ratio improved to .19 this year versus .22 last year. I'll now turn over the discussion to Jerry.

         G. Rubin: Thank you, Russell. We'd now like to open the call up for calls coming in, questions.

         Operator: Thank you. The question and answer session will begin at this time. If you are using a speakerphone please pick up the handset before pressing any numbers. If you have a question please press star followed by one on your pushbutton telephone. Should you wish to withdraw your question please press star followed by two. Your question will be taken in the order it is received. Please stand by for your first question. Our first question comes from Joe Chumbler with Stephens Inc. Please state your question.

         Joe Chumbler: Thank you. Good morning. I was wondering if you could talk a little bit more about the Tactica segment, maybe what's going on with the wholesale distribution channel?

         G. Rubin: OK. Well as we told you in previous conference calls the sales mix to Tactica is changing from predominantly direct selling and infomercials to sales to stores and that was no different in this past quarter. You know they did have a tough fourth quarter but overall for the year they did make money. We're very enthusiastic because of the Singer license and because of the new products that they have that sales will return to approximately $20 million per quarter, which would certainly increase the sales and the profits for the year so we're very optimistic. They have a lot of new products in the pipeline and I think with the Singer brand they should do very well this coming year.

         J. Chumbler: OK. I think on a previous call you had given the percent mix of direct versus wholesale distribution. Do you have that available?

         R. Gibson: Joe, I don't have that available but the trend rate-- I don't have precise numbers available but the trend rate has continued. You're talking about the mix between direct response and retail?

         J. Chumbler: Right.

         R. Gibson: Yeah, the trend has continued. In fact, it may have fallen off a little bit more on the direct response in the retail has picked up as a percent.

         J. Chumbler: OK. And what about the dollar reduction in Tactica advertising in the quarter?

         R. Gibson: You know that's all based on the amount that they spent on television. I mean if they spent less on television because sales were less because you know of the war and people not buying products off of TV they've reduced their advertising but in the future they spend money in line with what the advertising results are from direct response.

         J. Chumbler: OK and you don't have the number for the quarter?

         R. Gibson: No but my recollection is that their advertising expense reduced by about half. Their TV ads were down about half.

         J. Chumbler: OK. Let me switch to the Doctor Scholl's brand. Could you just talk about the growth there and do you think you're gaining market share in the home health and wellness segment?

         G. Rubin: You know I believe we are. We've increased the amount of SKUs that we offer since the last year's January houseware show and we do have more placement in major retailers in the massage products and in the foot bath and spa products so no, we believe that we're gaining a little market share. I think one of our competitors, Remington, is exiting the wellness categories. I think that should help out some but we still have the competitors out there but we believe with the offerings that we have and the new products that we're coming out with and based on the commitment that we have for the Fall season that we're gaining.

         J. Chumbler: Okay and it seems like the professional division has had a couple quarters of robust growth. How sustainable is that?

         G. Rubin: Well actually they've been increasing their business for about the last ten years so hopefully it will continue. They're just-- you know the business is growing in that segment and their business is increasing every year and has been for about ten years.

         J. Chumbler: Is that just in new products?

         G. Rubin: It's new products and new brands also. The Wigo that we acquired several years back is a major contributor along with our Hot Tools brand and it's basically new products.

         J. Chumbler: OK. And then finally I want to just touch on the SARS issue. I'm just wondering if you could give us what in your judgment would be a most likely worst case scenario for Helen of Troy and what kind of contingency plans do you have?

         G. Rubin: Well nobody at Helen of Troy here in the US or in our Hong Kong office has SARS. We've cut the travel for our US management to go overseas but that has not affected the business because we have well over 100 people in our Hong Kong office so we're dependent on them every day for all the acquiring of the merchandise and the procurement so it has actually not affected the business. I don't know I guess the worst case scenario we're set up is that the people that work in the office could work at home but I don't think that's going to happen but we are set up for that. But the factories are continuing to make merchandise and we haven't skipped a beat as far as the factories making merchandise.

         R. Gibson: Joe, what I would add to that is that I wouldn't say we're perfectly insulated but we've got a unique situation. We don't own any factories and so in that sense it gives us a lot of flexibility and latitude to move from factory to factory and, in fact, we do business with over 150 factories and we have multiple tooling at different factory locations so from that perspective we do have that advantage.

         J. Chumbler: OK. And so you haven't seen any increased manufacturing costs yet over there?

         G. Rubin: No we have not.

         J. Chumbler: OK. All right, thanks.

         G. Rubin: Thank you.

         Operator: Our next question comes from Doug Lane with Avondale Partners. Please state your question.

         Doug Lane: Yes, good morning everybody.

         G. Rubin: Morning, Doug.

         D. Lane: Did you-- you went through some balance sheet information. Did you give us a total debt number, Russell?

         R. Gibson: Total debt number?

         D. Lane: Yes.

         R. Gibson: We have no outstanding short-term debt.

         D. Lane: Right.

         R. Gibson: And our long-term debt is at 55 million and that's stayed there for the last few years there. We'll begin paying down on that 55 million in 2005.

         D. Lane: 2005? OK. A couple questions on the operations here. On your 2004 forecast, 500 to 515 million, how much of that is incremental from the P&G brands? I guess the way to ask it is what are you looking for just directionally for the P&G brands on a full year basis in fiscal '04?

         G. Rubin: Well incrementally for the year we're probably looking over this year probably 20 million.

         D. Lane: So this year was what, thirteen?

         G. Rubin: Right.

         D. Lane: So 33 million kind of an annual run rate is the way to look at that?

         G. Rubin: Right.

         D. Lane: OK. So then the rest of the business I assume then grows something in the mid single digits?

         G. Rubin: Yes.

         D. Lane: OK. And that's really the inherent kind of top line growth rate we should be looking for?

         G. Rubin: Right. The one thing that I think that I did not mention is that we are aggressively looking for brands to acquire for our liquid cosmetic division because we want to grow that business.

         D. Lane: OK.

         G. Rubin: We'd like to acquire brands over the next few years. We could do at least $200 million. We do have a great management team in place that we acquired. Most of them-- well we actually didn't acquire them. We hired them. They had come from the Clairol company and the P&G purchased the company and so we have a tremendous sales and marketing team and one of my aspirations is just to get those sales up to at least $200 million over the next few years.

         D. Lane: OK. Near term with the slowing in the retail trade in March and April here, at least going by Wal-Mart numbers, what kind of a sales growth number are you looking for in the fiscal end of May quarter, the fiscal first quarter?

         G. Rubin: I don't have the final numbers on April but our March and April sales were up, will probably be up for the quarter 5 to 10 percent.

         D. Lane: That includes the Procter & Gamble brands?

         Man: Yeah.

         D. Lane: Except Procter & Gamble took what? You went from 22 to 10 so it took 12 off so I guess the ex-acquisition is your core sales growth then will be down but probably not down as much as the fourth quarter?

         G. Rubin: No, Helen of Troy will be up. Tactica will still be down for the quarter because they had last year 28 million of sales in the quarter or 26 million and they'll probably be around 20 million but Helen of Troy will certainly make up the 6 million plus show an increase.

         D. Lane: Oh, okay. Okay can you give us some color on the new product activity at Tactica? What's getting our run rate from 12 to 13 back to 20?

         G. Rubin: Well they did a lot of products and I'm not at liberty to disclose. The success that they've had because it's so competitive out there but you know if you watch some of their infomercials or maybe even go to a Walgreen's store or some of the drug chains you can see a lot of their products there on the shelves so you can see some of the products that they have.

         D. Lane: OK. And how about new products that could be for Helen of Troy? Have you rolled out any of them?

         G. Rubin: Well you know as we said in January we rolled out 70 new products so we have our hands full right now with new products that we're introducing. It doesn't mean the next January we won't have another 50 to 70 new products that we're currently working on in product development but we are starting to shift the new products that we came out and introduced at the January houseware show. We are constantly bringing out new products.

         D. Lane: Okay and Tactica ran a loss in the quarter. You gave us the number. What-- on an annual basis Jerry, is the breakeven for Tactica here? You know it sounds like you expect it to be about where it was last year on a full year basis at 80 million if you do four quarters at 20 million and I assume that that will get us back to profitability? What kind of number would be a breakeven number?

         G. Rubin: Probably around 60 million would probably be a breakeven number.

         D. Lane: OK.

         [crosstalk]

         D. Lane: Go ahead.

         G. Rubin: No I just wanted to mention that 98 percent of the earnings for Helen of Troy Corporation came from the Helen of Troy division and 2 percent came from Tactica. You know for next year we're estimating that the consolidated earnings at 5 percent will come from Tactica. 95 percent will come from Helen of Troy so the earnings from Helen of Troy are twenty times more than Tactica. And I'd like you to view that as where the growth is and as I know that on these conference calls we spend 80 percent of the time talking about 2 percent of the business and that's okay with me because you all are asking the questions but I'm saying you know we ought to be looking at the 98 percent of the business that's growing the business and it's going to get us over 500 million of sales.

         D. Lane: I think the problem is that the 2 percent used to be 10 or 15 percent and it's just very difficult to forecast but no, it sounds like the core business-- if my numbers are right the North American Helen of Troy business was up 7 percent and then if professional growing double digits your core retail business was in the mid single digits which sounds like it's pretty much of right on track and there's no real change either way on the margin there. Is that a fair assessment?

         G. Rubin: Yeah, I think our core business as reported was up over 9 percent in the press release.

         D. Lane: That included international too though. I'm saying just North America. International was very strong.

         R. Gibson: Yes, it was.

         R. Gibson: But they're still part of our business.

         D. Lane: Yes, and that's fine. I guess did you give us what the currency impact was on the international sales?

         R. Gibson: No I didn't. My recollection is for the quarter it's about $8 million.

         G. Rubin: Yeah, that was in the press release.

         D. Lane: And then how much of the $8 million, which is up from what last year?

         G. Rubin: You know, Doug, I wanted to correct you is that our 9.7 percent increase for the quarter excluded our six acquired brands and Tactica sales.

         D. Lane: Right but it did include international. I was just drilling down to specifically North America.

         G. Rubin: It always has.

         Man: It always has. International is growing very nicely. We are expecting some very nice increases. Their March-April sales have increased. In April our sales in Germany have increased very, very nicely which is something that hasn't happened in the past. We've always reported an increased sales in the UK and France and now we can add Germany to be one of the growth engines for the European business so you're going to see some nice increases in the European business this year.

         D. Lane: I guess my question is 8 million came up from 5.5 a year ago so that's obviously a huge gain and have you drilled down as to how much of that 8 million or how much of that 2.5 million gain came from currency versus internal sales growth?

         R. Gibson: I don't have the precise number on it. Obviously it did have an impact. You know the British pound grew pretty good at I think at 11 percent rate when you compare it at the beginning and then at the end of our fiscal years and the Euro was probably higher than that as well. We have more sales in pounds than we have in Euros so even though the rate was higher in the Euro it was on a much lower volume of business. So depending on what the rate does that will always be there and a factor.

         D. Lane: That's true and it was definitely helpful this quarter. Okay, thank you.

         G. Rubin: Thanks, Doug.

         Operator: Our next question comes from Mimi Sokolowski with Sidoti & Co. Please state your question.

         Mimi Sokolowski: Good morning, gentlemen. I have a few questions so just cut me off if I monopolize your time. For international the fourth quarter last year did you say what that was? I have about 5.6, 5.5.

         R. Gibson: Last year?

         M. Sokolowski:  Yep.

         R. Gibson: My recollection is 5.6 million.

         M. Sokolowski: OK. All right and Jerry, you stated that you believe that your share in the health and wellness market is growing. Can you state in a just general sense from what to what?

         G. Rubin: No, I don't have-- there are so many different segments you know. I believe it's probably in the 10 to 20 percent market share right now.

         M. Sokolowski: Okay and would you qualify that in saying if you just wanted to call it spa products or massage or--

         G. Rubin: It's both spa products, massagers, both.

         M. Sokolowski: Okay and, Russell, on that inventory level it was 111 million? Is that correct?

         R. Gibson: 111, 110 million.

         M. Sokolowski: Say that again. It broke up a little.

         R. Gibson: Well, let me look here. Consolidated inventories
111,966,000.

         M. Sokolowski: Okay and that's versus--

         R. Gibson: 100,306,000 last year.

         M. Sokolowski: Okay and that is on target? That's not a little high or anything?

         R. Gibson: No.

         G. Rubin: No, we're very comfortable with that number.

         M. Sokolowski: OK, OK. And is there any way to tell? I remember in your last call I believe that you said that there is a backlog of sorts resulting from the dock strike. Is there any way to tell the dollar revenue that was? Do you still have that?

         R. Gibson: You know my recollection of that that we disclosed in the conference call it was about $2 million and it was related only to Tactica.

         M. Sokolowski: Okay I see.

         R. Gibson: Helen of Troy had plenty of inventory and the dock strike just did not have that kind of an impact on it whereas Tactica usually runs leaner inventories in--

         M. Sokolowski: OK. And a point of clarification on the Procter & Gamble brand, Jerry, I think you said 20 million run rate. Was that quarterly or annually?

         G. Rubin: No, that was-- the question was how much incrementally over last year would it be.

         M. Sokolowski: OK. All right that makes more sense. Did you provide a run rate?

         G. Rubin: Somewhere around 35 million.

         M. Sokolowski: OK. And two more questions. In prior calls I think you had stated an intention to increased advertising and promotional costs related to those Procter & Gamble brands in the second half of this year and I believe the first half of next year. Is that still in the works?

         G. Rubin:  As far as spending more money to advertise the brands?

         M. Sokolowski: Correct.

         G. Rubin: Yeah, that's in our budget.

         M. Sokolowski: Is there-- do you anticipate a particular level where SG&A might be as a percentage of sales during those periods?

         G. Rubin:  No, we can't disclose that.

         M. Sokolowski: OK. And just the last thing I think on your last call you had said that revenue was going to be-- get the range-- between 500, 525 and now it's a little bit lower. You backed off of that 525 number. Is that just a reflection of the environment or has something developed?

         G. Rubin: No, it's just I guess I've become conservative in my old age. I guess I'd rather have all the surprises on the upside instead of being like my competitors that I saw in the last few days where all the surprises are on the down side so hopefully that all the surprises will be on the upside.

         M. Sokolowski: Okay and that's it. Thank you, gentlemen.

         G. Rubin: Thank you.

         Operator: As a reminder, ladies and gentlemen, should anyone have any further questions please press star followed by one at this time. Our next question comes again from Joe Chumbler with Stephens Inc. Please state your question.

         J. Chumbler: Thanks. Russell, do you have the segment operating income for the quarter?

         R. Gibson: No I don't. I disclosed the Tactica but I don't have the separation between North American and international at this point. I have it combined.

         J. Chumbler: I'll take that.

         R. Gibson: I combined it for the fourth quarter. Operating income was 11,827,000.

         J. Chumbler: OK.

         R. Gibson: And certainly we will disclose that in our 10K when we file.

         J. Chumbler: And I believe were you profitable again on the recently acquired brands?

         R. Gibson: Oh yes.

         J. Chumbler: Thank you.

         Operator: Our next question comes from Sunil Swami with Delphi Management. Please state your question.

         Sunil Swami: Hi gentlemen. I joined the call late. I don't know if you have revealed what gross margin, operating margin and tax rate, the view going forward?

         G. Rubin: Well our tax rate was somewhere around 25 percent and I would say that would probably be the run rate for our taxes but that's all disclosed. What was your other question?

         S. Swami: Gross margin and operating margins.

         G. Rubin: Well I think that basically they're stable at what they were for this past year.

         S. Swami: For the year?

         G. Rubin: Right.

         S. Swami: Thanks. That's it.

         G. Rubin: Thank you.

         Operator: As a reminder, ladies and gentlemen, should you have a questions please press star one on your pushbutton telephone. If there are no further questions I will now turn the conference back to Gerald Rubin to conclude.

         G. Rubin: I want to thank everybody for participating in our fourth quarter and year-end conference call and look forward to talking to you shortly after our first quarter report. Thank you.

         Operator: Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

                             (conference concluded)